EXHIBIT 11

                     TRANSPORT CORPORATION OF AMERICA, INC.
                 Computation of Net Earnings per Weighted Common
                           and Common Equivalent Share
                                   (unaudited)

                                                    Three months ended March 31,
                                                    ---------------------------
                                                         1997          1996
-------------------------------------------------------------------------------

Weighted average number of common
    shares outstanding                                6,515,624     6,420,867

Dilutive effect of outstanding stock
    options and warrants                                220,204       287,410
                                                     ----------    ----------

          Weighted average number of common and
              common equivalent shares outstanding    6,735,828     6,708,277
                                                     ==========    ==========

          Net earnings                               $  987,888    $  645,179
                                                     ==========    ==========

          Net earnings per weighted common and
              common equivalent share                $     0.15    $     0.10
                                                     ==========    ==========